STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT ("Agreement") is made and entered into as of October 16, 1992, by and between CHOCK FULL O'NUTS CORPORATION, a New York corporation ("Buyer"), and NESTLe BEVERAGE COMPANY, a Delaware corporation ("Seller"), the holder of all of the issued and outstanding shares of common stock of Cain's Coffee Co., a Delaware corporation (the "Company").


                            RECITALS

     A. Seller owns all 15,000 of the issued and outstanding shares of common stock, $100.00 par value (the "Shares") of the Company.

     B. Seller desires to sell the Shares to Buyer, and Buyer desires to purchase the Shares from Seller, for the consideration and on the terms and conditions set forth in this Agreement.


                      TERMS AND CONDITIONS

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, agreements, representations and warranties contained in this Agreement, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

     1. Sale and Purchase of Shares. Upon the terms and subject to all of the conditions contained herein, Seller hereby agrees to sell, assign, transfer and deliver the Shares to Buyer on the Closing Date (as defined in Section 2.4 hereof), and Buyer hereby agrees to purchase and accept the Shares from Seller on the Closing Date.

     2.   Purchase Price and Payment Thereof.

          2.1 Purchase Price. The aggregate purchase price for the Shares being purchased pursuant to Section 1 and for Seller's agreement as set forth in Section 5.7 (which shall be allocated between the Shares and the covenant in the manner required by
Section 5.10) shall be Forty Seven Million Dollars ($47,000,000) adjusted by that amount (the "Adjustment Amount"), which may be a positive or a negative number, as determined pursuant to Section
2.2 hereof (together, the "Purchase Price").

          2.2 Calculation of Adjustment Amount. Commencing promptly after the Closing Date, Buyer shall prepare and deliver, within the ninety (90) days following the Closing Date, to Seller an unaudited statement of net assets of the Company as of the Closing Date (the "Closing Statement of Net Assets"), in the form (including, without limitation, the line items, columns and headings) of the unaudited Statement of Net Assets at June 30, 1992 attached hereto as Schedule 2.2 (the "Opening Statement"). In addition, Buyer shall prepare and deliver a calculation of the amount, if any, payable under Section 2.3.2 (the "Payment Calculation") which calculation shall be based on the working capital accounts (i.e. current assets and current liabilities) shown on both the Closing Statement of Net Assets and the Opening Statement. Buyer shall prepare the Closing Statement of Net Assets using United States generally accepted accounting principles, except as modified to take into account the first three items listed on Schedule 3.7.1B, applied on a basis which is consistent with the Opening Statement. The parties acknowledge that the Closing Statement of Net Assets will be adjusted to include an accrual relating to 1992 employee bonuses which is the fourth item on Schedule 3.7.1B. The parties also acknowledge that the Closing Statement shall not include any liability of the Company for which Seller has agreed to be solely responsible for the payment thereof pursuant to the terms of this Agreement or the Tax Indemnity Agreement. Seller and its representatives shall be entitled to review the work papers, schedules, memoranda and other documents used in the preparation by Buyer of the Closing Statement of Net Assets and the Payment Calculation. In the event that Seller shall in good faith disagree with the Closing Statement of Net Assets or the Payment Calculation, Seller and Buyer shall, during the sixty
(60) days after delivery to Seller of the Closing Statement of Net Assets and the Payment Calculation, negotiate in good faith to resolve any disagreements with respect thereto. If at the end of such 60-day period no such resolution is reached, such disagreements shall be resolved by a nationally recognized firm of independent public accountants agreed upon by Buyer and Seller.
The determination made by such firm shall be conclusive, binding on, and non-appealable by, the parties hereto. The fees and disbursements of such firm of independent public accountants shall be divided and borne equally by Seller and Buyer. The fact that Seller's accountants may have made adjustments or determinations in order to prepare the financial statements referred to in Section
5.5 shall not be disclosed to independent accountants employed to resolve any disagreement under this Section 2.2.

          2.3 Payment of Purchase Price. The Purchase Price is payable as follows:

               2.3.1 Payment at Closing. On the Closing Date, Buyer shall pay Forty Seven Million Dollars ($47,000,000) to Seller by wire transfer in immediately available funds to such account as shall be specified by Seller.

               2.3.2     Payment of Adjustment Amount.

                         (a)  If the amount of total current assets
less total current liabilities ("Net Working Capital") shown on the Closing Statement of Net Assets shall be less than $11,385,000, Seller shall pay to Buyer an amount equal to the difference between such Net Working Capital and $11,385,000, together with interest on such amount from the Closing Date to the date of payment of such amount at a rate of six percent (6%) per annum, such payment to be made within two (2) business days after the final determination of the Adjustment Amount (which determination shall be in accordance with the procedures set forth in Section 2.2. hereof) by wire transfer of immediately available funds to an account designated by Buyer.

                         (b)  If the amount of Net Working Capital
shown on the Closing Statement of Net Assets shall be greater than $11,385,000, Buyer shall pay to Seller an amount equal to the difference between such Net Working Capital and $11,385,000, together with interest on such amount from the Closing Date to the date of payment of such amount at a rate of six percent (6%) per annum, such payment to be made within two (2) business days after the final determination of the Adjustment Amount (which determination shall be in accordance with the procedures set forth in Section 2.2 hereof) by wire transfer of immediately available funds to an account designated by Seller.

          2.4 Delivery of Purchased Shares. At the Closing (as defined in Section 2.5 hereof), Seller shall deliver or cause to be delivered to Buyer a stock certificate(s) representing all 15,000 of the outstanding shares of Common Stock of the Company, duly executed in blank or accompanied by a stock power(s) duly executed in blank, in proper form for transfer. Title to the Shares will be as provided in Section 3.4.2 hereof.

          2.5 Closing Date. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Seller at 345 Spear Street, San Francisco, California on November 30, 1992, or on such other date and/or place as may hereafter be agreed upon in writing by the parties hereto (the "Closing Date").

     3. Representations and Warranties of Seller. Seller hereby represents and warrants to and agrees with Buyer as follows:

          3.1 Authority. The Company has the full corporate power and authority to own, lease and operate its assets, properties and business as it is now being conducted. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as enforceability may be limited by laws relating to insolvency or bankruptcy or by equitable principles. Seller has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement, and to perform its obligations hereunder. Except for
(i) the filing required by the provisions of the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976 (the "HSR Act"), and (ii) the filing required by the Federal Trade Commission's Consent Order, a copy of which is attached hereto as Schedule 3.1 (the "Consent Order"), no consent, authorization or approval of, exemption by, or filing with, any domestic governmental or administrative authority, or any court is required to be obtained or made by Seller in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

          3.2 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified or otherwise authorized as a foreign corporation to transact business and is in good standing in each jurisdiction in which the nature of its business or the character of its properties require such qualification wherein the failure so to qualify or be authorized could have a material adverse effect on the business or properties of the Company. The jurisdictions in which the Company is so qualified are set forth on Schedule 3.2 attached hereto.

          3.3  Interested Parties.  Except as set forth on Schedule
3.3 attached hereto, no material asset used in the Company's business is owned by Seller or by any affiliate of Seller other than the Company. Except as set forth on Schedule 3.3 and except for supply arrangements entered into in the ordinary course of the Company's business, there are no material contracts, agreements or other arrangements which will continue following the Closing between the Company and Seller or the Company and any affiliate of Seller.

          3.4  Capital Stock.

               3.4.1 Outstanding Stock. The total authorized capital stock of the Company consists of 50,000 shares of common stock, $100 par value per share, of which 15,000 shares are issued and outstanding; all of which issued and outstanding Shares are owned by Seller. No other class of capital stock of the Company is authorized or outstanding. All of the Shares are duly authorized and are validly issued, fully paid and nonassessable.

               3.4.2 Title to Purchased Shares. Seller owns beneficially and of record, free and clear of any lien, security interest, option or other encumbrance, the Shares and, upon delivery of and payment for such Shares as herein provided, Seller will convey to Buyer good and valid title thereto, free and clear of any lien, security interest, option or other encumbrance of any kind.

          3.5 Options or Other Rights. There are no outstanding rights, subscriptions, warrants, calls, unsatisfied preemptive rights, options, conversion rights, commitments or other agreements of any kind to purchase or otherwise to receive from the Company any of the outstanding, authorized but unissued, unauthorized or treasury shares of the capital stock of the Company, including the Shares, or any other security of the Company, and there is no outstanding security of any kind convertible into such capital stock, including the Shares.

          3.6 Certificate of Incorporation; By-Laws. Attached hereto as Schedule 3.6 are true, complete and correct copies of (a) the Certificate of Incorporation, as amended to date, of the Company and (b) the By-Laws, as currently in effect, of the Company.

          3.7  The Company's Financial Condition.

               3.7.1     Financial Information.  Seller has
delivered to Buyer: (a) unaudited statements of operations and cash flows for the Company for each of the four years ended on or about December 31, 1988 through December 31, 1991, and for the six month period ended June 30, 1992 and (b) unaudited statements of net assets for each of the four years ended on or about December 31, 1988 through December 31, 1991, and at June 30, 1992, copies of which are attached hereto as Schedule 3.7.1A. Such financial statements fairly present the financial condition and results of operations of the Company as of the respective dates thereof and for the periods therein referred to. Such financial statements were prepared in accordance with International Accounting Principles consistently applied and on a basis consistent with prior periods. Such financial statements comply with United States generally accepted accounting principles ("GAAP") in all material respects except as set forth on Schedule 3.7.1B, attached hereto. In addition, Seller has delivered to Buyer the Opening Statement, a copy of which is attached hereto as Schedule 2.2. Such Opening Statement has been prepared in a manner which is consistent with the financial statements for the six months ended June 30, 1992, except that the Opening Statement has been adjusted as set forth on
Schedule 3.7.1C to reflect obligations of the Company which have terminated, obligations which will be the sole responsibility of Seller after the sale of the Company, adjustments for over accruals or accounting reclassifications.

               3.7.2 Absence of Certain Changes. Except as set forth on Schedule 3.7.2 attached hereto, since the date of the Opening Statement, there has not been (i) any transaction not in the ordinary course of the Company's business; (ii) any change in the Company's accounting methods or practices (including, but not limited to, any change in depreciation or amortization policies or rates); (iii) any sale or transfer of any of the assets of the Company or any cancellation of any debts, claims or any amendments to any contracts, except in the ordinary course of business and consistent with past practice; (iv) the incurrence by the Company of any liability whatsoever which would in accordance with GAAP be classified as anything other than a current liability; (v) any increase in the salary or compensation of any of the employees of the Company other than in the ordinary course of business consistent with past practice; or (vi) any other event or condition of any character which has materially and adversely affected the assets or the business of the Company, with the possible exception of general business and economic conditions which are also applicable to companies situated in similar businesses.

               3.7.3 No Undisclosed Liabilities. The Opening Statement summarizes the Company's liabilities using the accounting principals described in Section 3.7.1, applied on a consistent basis with prior periods. To the best of Seller's knowledge, (i) the summary of liabilities shown on the Opening Statement is true and correct in all material respects and (ii) the Company has no contingent liabilities except those which may arise out of those matters disclosed elsewhere in this Agreement and the schedules attached hereto.

               3.7.4 Disclaimer Regarding Projections. In connection with Buyer's investigation of the Company, Buyer received from Seller certain projections, estimates and other forecasts. Buyer acknowledges that there are uncertainties inherent in attempting to make such projections, estimates and forecasts, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, estimates and other forecasts so furnished to it, and that Buyer shall have no claim against Seller with respect thereto. Accordingly, neither Seller nor any of its agents or representatives makes any representation or warranty with respect to such projections, estimates and forecasts.

          3.8  Title to Assets.  Except as set forth in Schedule
3.8 attached hereto, the Company has good title to all of the assets owned by it (other than the Real Property as to which Section 3.18 relates), including without limitation, all assets shown on the Opening Statement but excluding assets disposed of in the ordinary course of business since the date of the Opening Statement, free and clear of all liens, security interests and other encumbrances of any kind other than (i) liens, if any, for personal property taxes and assessments not yet due and payable,
(ii) leasehold interests or other possessory interests incurred by the Company in the ordinary course of its business, and (iii) other liens, security interests incurred in the ordinary course of the Company's business which individually and in the aggregate do not have a materially adverse affect on the business or financial condition of the Company.

          3.9 Books and Records. The minute books and other records of the Company are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the Company's stockholder, the Board of Directors and committees of the Board of Directors of the Company and no meetings of the Company's stockholder, the Board of Directors of the Company or any committee thereof has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

          3.10 Compliance with Law.  Except as set forth on
Schedule 3.10A attached hereto and except with respect to any and all environmental laws, rules and regulations as to which no representations are being made except as set forth below or as may be set forth in Section 9 hereof and except with respect to intellectual property matters as to which the sole representations are set forth in Section 3.22, the Company and its use and occupancy of its properties are in compliance with all applicable laws, rules and regulations to which the Company or its properties are subject, including, without limitation, laws, rules and regulations relating to occupancy, health, safety or employment. The Company has not failed to obtain or adhere to any license, permit or authorization (including any license permit or authorization required by environmental laws) required by it to operate its business or to occupy or use any of its properties or assets, which failure individually or in the aggregate has had or will have a material cost or material adverse effect on the Company. A list of all such material licenses or permits is attached hereto as Schedule 3.10B.

          3.11 Products. Schedule 3.11 attached hereto, contains a list of all categories of products presently manufactured or sold by the Company. None of the products manufactured or sold by the Company in the past five (5) years has been subject to recall or recalled by the Company.

          3.12 Condition and Sufficiency of Assets.   Except as set
forth on Schedule 3.12 attached hereto, any and all machinery and equipment which is material to the business of the Company is in good operating condition and repair, normal wear and tear excepted, and is adequate for the uses to which such machinery and equipment are being put. The Company's equipment is sufficient for the continued conduct of the Company's business after the Closing in substantially the same manner as conducted prior to the Closing.

          3.13 No Brokerage or Finder's Fees. Neither the Company nor Seller has incurred any liability to any broker, finder or agent other than Lazard Freres & Company for any brokerage fees, finder's fees or commissions with respect to the transactions contemplated by this Agreement. Any such fee payable to Lazard Freres & Company will be the sole and exclusive obligation of Seller.

          3.14 No Violation. Except as set forth in Schedule 3.14, neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will, directly or indirectly: (a) contravene, conflict with or result (with or without notice or lapse of time) in a violation of (i) any of the provisions of the current certificate of incorporation or the Bylaws of the Company or (ii) any resolution adopted by the Board of Directors or the stockholder of the Company; (b) contravene, conflict with or result (with or without notice or lapse of time) in a violation of any federal or state law, statute or ordinance, or any order, judgment, injunction, ruling, decision, writ or sentence rendered by any court, agency or other governmental body applicable to or binding upon the Company or Seller, or any of the assets owned or used by the Company which would have a material adverse effect on the Company or its properties taken as a whole; (c) contravene, conflict with or result (with or without notice or lapse of time) in a violation or breach of any of the provisions of, or give any person or entity the right (with or without notice or lapse of time) to declare a default or to accelerate the maturity or performance of, to amend the terms of, or terminate any contract, license or permit which, if terminated, would have a material adverse effect on the Company or its properties taken as a whole, and to which the Company is a party or under which the Company has any rights, or by which the Company or any of the assets owned or used by the Company may be bound; or (d) result in the creation or imposition or any security interest, lien or other encumbrance upon the property or assets of the Company.

          3.15 Consents to Assignment. No consent, approval or other action of any third party is required to be obtained by the Company or Seller in connection with the transactions contemplated in this Agreement except as set forth in Schedule 3.15 attached hereto; provided, however, that this Section 3.15 shall not apply with respect to any consent or approval which may be required if the failure to obtain such consent or approval would not have a material adverse effect on the business or the properties of the Company.

          3.16 No Litigation. Except as set forth in Schedule 3.16 attached hereto, there are no legal, administrative, arbitration or other proceedings, or claims, actions or investigations ("Legal Proceedings") pending and, to the best of Seller's knowledge (based solely upon the knowledge of Tom Donnell, John Masters, Seller's General Counsel and the knowledge of the staff members of Seller's legal department who have direct responsibility for monitoring the legal affairs of the Company), no other Legal Proceedings are currently threatened against the Company which, if adversely determined would have a material adverse effect on the business or financial condition of the Company. Other than as set forth in
Schedule 3.16 attached hereto, neither the Company nor Seller is subject to any judgment, order or decree entered in any lawsuit or proceeding which has had or may have, if adversely determined, a material adverse effect on the business or financial condition of the Company. Except as set forth on Schedule 3.16, neither the Company nor any insurance carrier of the Company has, since January 1, 1991, paid or reserved an amount in excess of $25,000 with respect to any third-party liability claim (including, without limitation, product liability claim), for personal injury or property damage made or threatened against the Company.

          3.17 Benefit Plans.

               3.17.1 Except as set forth in Schedule 3.17 attached hereto, the Company is not a party to (i) any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (an "Employee Benefit Plan"), (ii) any profit sharing, pension, deferred compensation, bonus, stock option, stock purchase, severance, health, welfare or incentive plan or agreement, (iii) any written plan or policy providing for "fringe benefits" to its employees, including but not limited to vacation, paid holidays, personal leave, employee discount, educational benefit or similar programs, or (iv) any written employment agreement (individually a "Plan" and collectively the "Plans").

               3.17.2 Except as set forth in Schedule 3.17, the Company has made no contributions to any multiemployer plan described in Section 3(37) of ERISA (a "Multiemployer Plan") or any Employee Benefit Plan.

               3.17.3    To the best of Seller's knowledge, each
Plan which is an "employee benefit plan", as defined in Section
3(3) of ERISA, complies in all material respects with the requirements provided by any and all statutes, orders or governmental rules or regulations currently in effect and applicable to the Plan, including but not limited to ERISA and the Code.

               3.17.4 All reports, forms and other documents required to filed with any government entity with respect to any Plan (including without limitation, summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed and are accurate in all material respects.

               3.17.5 The Company has no liability nor is it threatened with any liability (i) for the termination of any single employer plan under Section 4062 or 4064 of ERISA or any multiple employer plan under Section 4063 of ERISA, (ii) for any lien imposed under Section 302(f) of ERISA or Section 412(n) of the Code, (iii) for any interest payments required under Section 302(e) or any taxes imposed by Sections 4971, 4975, 4976, 4977 or 4979 of the Code, (iv) for a fine under Section 501 of ERISA, or (v) for an transaction within the meaning of Section 4069 of ERISA.

               3.17.6 The Company has no current liabilities with respect to withdrawals from any Multiemployer Plans which could subject Seller to any controlled group liability under Section
4001(b) of ERISA.

               3.17.7 All of the Plans, to extent applicable, are in compliance with the continuation of group health coverage provisions contained in Section 4980B of the Code and Sections 601 through 608 of ERISA.

               3.17.8 Except for the Central States, Southeast and Southwest Area Pension Plan, from and after the Closing Date, neither Buyer nor the Company shall have any obligation under nor incur any liability whatsoever with respect to any of the plans listed on Schedule 3.17 or under any unidentified Plan which may have been maintained by or on behalf of Seller or the Company or to which Seller or the Company made contributions prior to the Closing Date.

          3.18. Real Property. Schedule 3.18A contains a complete and accurate legal description of all real property owned by the Company (the "Real Property") and Schedule 3.18B contains a complete list of all real property as to which the Company is a party as lessee. All the leases pertaining to properties described in Schedule 3.18B are in full force and effect, and there does not exist any material default or event that with notice or lapse of time, or both, would constitute a material default by the Company or, to the best of Seller's knowledge, by any lessor, under any of these leases. The Company has good title to the Real Property, free and clear of all mortgages, deeds of trust, encumbrances, liens and charges of every kind and character, except for (i) liens for taxes and assessments not yet due and payable, and (ii) covenants, conditions, restrictions, rights, easements and other matters which do not materially interfere with the current use of the Real Property by the Company. Except as set forth on Schedule 3.18C, attached hereto, all buildings on the Real Property are in good condition and repair, normal wear and tear excepted, and conform in all material respects with all applicable ordinances, regulations and building, zoning and other laws. All buildings located on the Real Property are located within the record property lines.

          3.19 Accounts Receivable. All accounts receivable reflected on the Opening Statement and all accounts and other receivables acquired by the Company subsequent to June 30,1992 to and including the Closing Date arose and/or will arise from bona-fide transactions in the ordinary course of business. The reserve for bad debts included in computing amounts set forth on the Opening Statement was computed in a manner consistent with past practice.

          3.20 Insurance. Schedule 3.20 attached hereto contains an accurate and complete description of all current material policies of fire, liability, workers' compensation and other forms of insurance including, without limitation, surety bonds maintained with respect to the Company. Such policies are carried by insurers of recognized responsibility and are in full force and effect. All such insurance shall be in effect through the Closing Date and shall be terminated as of midnight on the Closing Date. Except as set forth on Schedule 3.20, no insurance coverage of the Company is maintained through self-insurance.

          3.21 Ownership of Machinery and Equipment.   All of the
machinery, equipment, furniture, vehicles, related capitalized items and other tangible personal property which are material to the business of the Company are, and on the Closing Date will be, owned by the Company, except as otherwise indicated on Schedule
3.21 attached hereto. For purposes of this Section 3.21, tangible personal property shall not be considered material to the business of the Company if it is leased pursuant to a lease which may be cancelled on ninety (90) days notice or less without penalty or if it is subject to payment of not more than $50,000 prior to termination.

          3.22  Intellectual Properties.

                3.22.1   Ownership of Intellectual Properties.
Schedule 3.22A attached hereto contains a complete and correct list of all patents, patent rights, patent applications, licenses, shop rights, trademarks, trademark applications, tradenames, copyrights and similar rights (collectively "Rights") currently owned by the Company or licensed to the Company for use in the conduct of the business of the Company, indicating the registered and beneficial owner and the renewal date thereof. Except as otherwise set forth in this Section 3.22, the Company owns or has a valid license to use all Rights necessary to the conduct of its business as such business is currently being conducted. To Seller's knowledge, the conduct of the business of the Company, as such business is currently being conducted, does not materially conflict with valid intellectual property rights of others, except as otherwise set forth in this Section 3.22. The Company has entered into a License Agreement with Societe des Produits Nestle S.A. ("SPN") pursuant to which it has the right to use such trademarks, tradenames and other intellectual property rights as are designated on Schedule 3.22B attached hereto (the "Marks"), subject to the provisions of Section 3.22.2, below which License Agreement will be cancelled on or prior to the Closing Date.

                3.22.2 Interest of Others in Marks. Seller has disclosed to Buyer, and Buyer acknowledges receipt of, that material information known or possessed by Seller, which, to the best of Seller's knowledge (based solely upon the knowledge of Seller's General Counsel), relates to the trademarks, tradenames, or other intellectual property rights which are material to the Company's business, including without limitation, the fact that:
(i) the "CAIN'S" trademark, Registration No. 682,261 with the U.S. Patent and Trademark Office is restricted to use in the U.S. States of Oklahoma, Texas, Arkansas, Missouri, Kansas, California, New Mexico, Arizona, Mississippi and Colorado but is also being used by the Company in the States of Louisiana, Georgia, Alabama, Iowa, Wisconsin, Illinois, Kentucky, Tennessee, and Indiana; (ii) John E. Cain Co., a Massachusetts corporation which has no affiliation with the Company, owns a registration for "CAIN'S" trademark Registration No. 992,196 relating to certain food items; (iii) there are certain state registrations for the "CAIN'S" trademark which are owned by John E. Cain Co. in the states of Rhode Island, Connecticut, Delaware, Florida, Maryland, Maine, New Hampshire, New Jersey, Ohio, Pennsylvania, Virginia, Vermont, New York and Massachusetts, (iv) Borden Inc. sells a potato chip product under the "Cain's" name, although Seller knows of no registration by Borden; and (v) Seller is aware of other current uses of the "CAIN" or "CAIN'S" name which do not appear to be closely related to products which are similar to those sold by the Company. Buyer further acknowledges that there may be other material information relating to the trademarks or other intellectual property rights which Seller is not aware of, and has not investigated, which may affect such trademarks, tradenames or other intellectual property rights.

               3.22.3    Transfer of Marks.  Based on the
foregoing, Seller represents and warrants that the Agreement for the Purchase and Sale of Trademarks, a copy of which is attached hereto as Exhibit C, and this Agreement, taken together, are sufficient to transfer to Buyer all of the Company's and SPN's right, title and interest in and to the Marks, without representation of any kind as to the scope or extent of the rights associated with such Marks.

          3.23 Inventory. All Inventory reflected on the Opening Statement and all inventory acquired by the Company subsequent to June 30, 1992 to and including the Closing Date was and will be acquired in the ordinary course of business. The inventory reflected on the Opening Statement has been accounted for using the first in, first out inventory method; however, there has been no analysis to determine if any adjustments should be made to take into account inventories which may have a cost higher than current market values. The inventory to be reflected on the Closing Statement of Net Assets will be accounted for, at the lower of cost (first-in, first-out) or market of such inventory, in accordance with GAAP.

          3.24 Capital Projects and Expenditures. All capital projects and capital expenditures undertaken by the Company, or to which the Company is committed, which have not been completed by the date hereof and which involve an expected expenditure on or after the date hereof of more than $50,000 to complete are set forth on Schedule 3.24 attached hereto.

          3.25 Subsidiaries. Except as set forth in Schedule 3.25, the Company does not, directly or indirectly, own any stock or other equity interest in any other person or entity.

          3.26 Compensation, Vacation Time, Bonuses.   Attached
hereto as Schedule 3.26A is (i) a list of the names, titles and annual compensation (including bonus) of each employee of the Company who, as of the Closing Date, are entitled to receive base compensation in excess of $50,000 per annum; and (ii) the accrued vacation time of each such employee. The policies of the Company do not permit employees to carryover accrued vacation time from year to year provided, however, under limited circumstances the Company has allowed employees to carry over up to one-half of their annual accrued vacation until the end of May the following year. Traditionally, bonuses paid to employees of the Company have been calculated and paid in the manner set forth on Schedule 3.26B attached hereto.

          3.27 Bank Accounts. Attached hereto as Schedule 3.27 is a list of each financial institution in which the Company maintains an account or safety deposit box, the number of such account or safety deposit box, and the names of all persons holding check signing or withdrawal powers or other authority with respect thereto.

          3.28 Suppliers, Distributors and Customers. Schedule 3.28, attached hereto, lists the five largest suppliers of the Company by dollar amount for the twelve months ending on June 30, 1992, and the five largest direct purchasers of the Company's products by dollar amount for the six months ending on June 30, 1992. In the last twelve months no such supplier or customer of the Company has notified the Company in writing that it has cancelled or otherwise terminated, or threatened in writing to cancel or otherwise terminate, its relationship with the Company.

          3.29 Material Contracts and Other Agreements.
Schedule 3.29A, attached hereto, sets forth all of the (i) contracts and other agreements with any current officer or director, and material agreements with affiliates of the Company;
(ii) contracts and other agreements with any labor union or association representing any employee; (iii) any contracts and other agreements between the Company and any person which relate to the sale, distribution or marketing of any of the products of the Company where the Company's sales to such person in the twelve (12) month period ending June 30, 1992 exceeded $100,000 except for purchase orders received from customers of the Company in the ordinary course of business; (iv) material contracts and other material agreements pursuant to which any party is required to purchase or sell a stated portion of its requirements or output from or to another party; (v) material contracts and other material agreements for the sale of any of its assets or for the grant to any person of any preferential rights to purchase any of its assets; (vi) joint venture agreements; (vii) contracts and other agreements restraining the Company in any respect from engaging or competing in any line of business or with any person or in any geographical area; (viii) contracts and other agreements relating to the acquisition by the Company of any operating business or the capital stock of any other person; (ix) contracts and other agreements relating to the borrowing of money, other than those relating to the financing of automobiles or other vehicles not in excess of $100,000; (x) contracts or agreements wherein the Company has guaranteed the obligation, or agreed to be responsible for the negligence, of any other person or entity; or (xi) any other contracts or other agreements pursuant to which payments in excess of $100,000 have been made or which are for terms longer than ninety (90) days. The items listed on Schedule 3.29A (hereinafter the "Material Contracts") have been listed by subsections which correspond to the subsections used above. True and complete copies of all of the Material Contracts have been made available to Buyer. Except as set forth on Schedule 3.29B, all of such Material Contracts are valid and binding upon the Company. Except as set forth on Schedule 3.29C, the Company is not in default in any material respect under any of the Material Contracts, nor, to the best of Seller's knowledge, is any other party to any of the Material Contracts in default thereunder in any material respect. For purposes of this Section 3.29, a contract shall not be considered material if it is terminable on ninety (90) days notice or less without penalty or is subject to payment of not more than $100,000 prior to termination. Except as set forth on Schedule 3.29D attached hereto, no such Material Contract contains any requirement with which there is a reasonable likelihood that (i) the Company or any other party thereto will be unable to comply or
(ii) compliance therewith by the Company would have a material adverse effect on the business of the Company.

          3.30 Renegotiation Act. Since January 1, 1990, the Company has not made any repayments pursuant to the provisions of the Federal Renegotiation Act on account of any contract with the United States Government or any agency, department or subdivision thereof.

          3.31 Material Misstatements or Omissions. No representation or warranty by Seller contained in this Agreement or the Schedules attached hereto, and no document or certificate furnished or to be furnished to Buyer in connection herewith or with the transactions contemplated hereby, contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements of fact contained herein or therein at the time such statement was made not misleading.

     4. Representations and Warranties of Buyer. Buyer hereby further represents and warrants to Seller as follows:

          4.1 Authority. This Agreement has been adopted, and its execution and delivery to Seller and the performance thereof have been duly authorized by the Board of Directors of Buyer, and no further action is necessary on the part of Buyer to make this Agreement valid and binding upon it. Except for the filing required by the provisions of the HSR Act, no consent, authorization or approval of, exemption by, or filing with, any domestic governmental or administrative authority, or any court, is required to be obtained or made by Buyer in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

          4.2 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.

          4.3 Brokerage or Finder's Fees. Buyer has not incurred any liability to any broker, finder or agent other than Alex. Brown & Sons Incorporated for any brokerage fees, finder's fees or commissions with respect to the transactions contemplated by this Agreement. Any such fee payable to Alex. Brown & Sons Incorporated will be the sole and exclusive obligation of Buyer.

     5. Seller's Covenants and Agreements. Seller hereby affords Buyer the following affirmative and negative covenants, thereby agreeing to the following:

          5.1 No Corporate Borrowings. From the date hereof through the Closing Date, Seller will use its best efforts to ensure that the Company shall not, except in the ordinary course of business, without the prior written consent of Buyer, borrow monies for any reason or draw down on any line of credit or long-term debt obligation, or become the guarantor, surety or endorser of the obligation of any other person, partnership, corporation or other business entity.

          5.2  Conduct of Business.

               5.2.1 Diligent Conduct. From the date hereof through the Closing Date, Seller will use its best efforts to ensure that the Company shall (i) conduct its business diligently and in the ordinary course, (ii) preserve intact its business and marketing organization, (iii) retain in its employ all of its key employees and (iv) preserve its relationships with its suppliers, customers, sales representatives, and others having business relations with it.

               5.2.2 Capital Commitments. From the date hereof through the Closing Date, Seller will use its best efforts to ensure that the Company shall not, without the prior written consent of Buyer, make commitments for capital expenditures in excess of an aggregate of $100,000; provided, however, that the Company may make expenditures in the event of an emergency without the prior written consent of Buyer.

               5.2.3 Properties and Assets. From the date hereof through the Closing Date, Seller will use its best efforts to ensure that the Company shall not, without the prior written consent of Buyer, sell or transfer the Real Property or any other assets, cancel any debts or claims, or mortgage, pledge or subject to lien, charge or encumbrance of any kind (other than liens for taxes and assessments not delinquent) any of its assets, except in the ordinary course of business.

               5.2.4     Contracts.     From the date hereof
through the Closing Date, Seller will use its best efforts to ensure that the Company shall not, without the prior written consent of Buyer, enter into, amend or terminate any Material Contract other than in the ordinary course of business.

               5.2.5 Insurance. From the date hereof through the Closing Date, Seller will not cancel any of the insurance policies described in Schedule 3.17 attached hereto.

               5.2.6 Compensation of Employees. From the date hereof through the Closing Date, the Company may, in the ordinary course of business and consistent with past practice, increase the compensation payable or to become payable to any of its officers, employees or agents, or make any bonus payment or similar arrangement with any such person.

               5.2.7 Long Term Liabilities. On or prior to the Closing Date, Seller shall have caused the Company to pay any and all liabilities of the Company that would be classified as long-term liabilities of the Company in accordance with GAAP except as modified by Schedule 3.7.1B, such that on the Closing Date the Company shall have no liabilities except for liabilities that would be classified as current liabilities in accordance with GAAP except as modified by Schedule 3.7.1B; it being understood that Seller shall have no obligation to pre-pay lease payments thereafter due on leased vehicles.



          5.3 Access and Information. Subject to the Buyer's continuing compliance with the provisions of Section 6, prior to the Closing, Seller shall afford to Buyer and Buyer's counsel, accountants and other representatives, reasonable access to all properties, books, contracts, records and personnel of the Company and any records concerning the Company maintained and accumulated by its counsel, accountants and other representatives. In addition, Seller shall use its reasonable efforts to provide Buyer with all reasonably obtainable information relating to any matter involving the Company's insurance coverages, exposures and claims with respect to any claim since January 1, 1989.

          5.4  Disposition of Employee Benefit Plans.

               5.4.1 Retirement Plans. Seller shall continue to maintain the employee benefit plans set forth in Schedule 3.17, attached hereto, for the benefit of the employees of the Company until the Closing Date. Thereafter Seller shall treat the employees of the Company as terminated employees in accordance with the current terms and provisions of such plans; provided, however, that on the Closing Date Seller agrees to fully vest those employees who are not vested in the Nestle USA, Inc. Retirement Plan or the Nestle USA, Inc. Retirement Savings Plan (401K) as of the Closing Date and who on such date have a minimum of thirty (30) months of service as determined under the terms of such plans, in those benefits accrued by them under such plans to and including the Closing Date. Seller shall have no further obligation with respect to employees of the Company with less than thirty (30) months of service.

               5.4.2 Disability. Seller shall continue to provide both short-term and long-term disability and related health benefits to employees of the Company until the Closing Date, and, from and after the Closing Date, to each employee or former employee of the Company who, as of the Closing Date, is receiving or is entitled to receive such benefits pursuant to any of Seller's disability plans.

               5.4.3 Retiree Health Benefits. Until the Closing Date Seller shall continue to provide health benefits to retired employees of the Company who had retired prior to the Closing Date and, from and after the Closing Date Seller shall continue to provide health benefits to such retired employees, and after they retire from the employ of the Company and the Buyer, to those employees of the Company who were qualified for post retirement health benefits on the Closing Date (except for the fact that they were not retired), all of whom are listed on Schedule
5.4.3 attached hereto, on the terms on which they were qualified on the Closing Date to the extent Seller provides such benefits to other qualified retirees of Seller. If it is finally determined by a court of competent jurisdiction that any person employed by the Company at any time prior to the Closing Date is entitled to post-retirement health benefits as a result of actions taken by Seller or the Company prior to the Closing Date relating to conditions of employment, Seller shall be liable therefore.



               5.4.4 Severance Obligations. If any person employed by the Company on the Closing Date is terminated after the Closing Date, and it is finally determined by a court of competent jurisdiction that such person is entitled to severance benefits of more than two weeks of compensation as a result of actions taken by Seller or the Company on or prior to the Closing Date relating to conditions of employment, Seller shall be liable for that portion of the severance payable to such person which exceeds two weeks of compensation.

               5.4.5 Health Benefits. Seller shall continue to be responsible for medical expenses incurred by an employee of the Company following the Closing Date provided such employee was hospitalized in accordance with the terms of Seller's welfare benefit plans prior to midnight on the Closing Date. Seller's obligation under this Section 5.4.5 shall terminate when such employee is discharged from the hospital and Seller shall have no liability for such employee's subsequent medical expenses, including any follow-up doctor's visits or additional hospitalizations.

          5.5 Audited Financial Statements. On or before the second day prior to the Closing Date, Seller shall use its best efforts to deliver to Buyer financial statements of the Company for the years ended December 31, 1991, and December 31, 1990 and the nine months ended September 30, 1992, which financial statements (the "Audited Statements") shall have been reported on by a nationally recognized firm of certified public accountants and shall be in form satisfactory to meet the rules and regulations of the Securities and Exchange Commission ("SEC") applicable to Buyer, including, without limitation, the provisions of Regulation S-X promulgated by the SEC, using, to the extent permitted under such rules, accounting principles previously used by the Company applied in a manner which is consistent with the Company's prior use. Any failure by Seller to deliver such financial statements shall not constitute a breach of this Agreement provided Seller has used its best efforts to fulfill its obligations under this Section 5.5 and such failure shall not give rise to any damages of any kind, but shall give Buyer the right to terminate this Agreement as a consequence of the failure of the condition set forth in Section
8.1.12. Seller's obligation to use its best efforts shall not require the expenditure of more than $350,000. Buyer will not unreasonably withhold its consent to any request for a reasonable extension of time to complete the preparation of the Audited Statements. Buyer and its accountants shall be afforded reasonable access to and shall be entitled to review such work papers, schedules, memoranda and other documents as may have been prepared by the Company or the accountants in connection with the preparation of the Audited Statements.

          5.6  Intentionally Omitted.

          5.7 Covenant Not to Compete. For a period of five (5) years from and after the Closing Date, neither Seller nor any affiliate of Seller will compete with the Company in the foodservice direct store delivery coffee business in those localities which are serviced by the Company on the Closing Date (the "Restricted Service Areas"), provided, however, that during the two (2) year period commencing on the third anniversary of the Closing Date and terminating on the fifth anniversary of the Closing Date, Seller, or any affiliate of Seller, may acquire a company which engages in the foodservice direct store delivery coffee business in the Restricted Service Areas, and may continue such business, provided that the sales and revenues derived from the foodservice direct store delivery coffee business represent no more than twenty-five percent (25%) of the overall sales and revenues of the company being acquired in any of the previous three years before the date of acquisition. Buyer and Seller expressly acknowledge and agree that, from and after the Closing Date, Seller may continue its Sark's Coffee retail direct store delivery business in such areas as it is currently conducted or may hereafter be expanded. Buyer and Seller expressly acknowledge and agree that, from and after the Closing Date, Nestle Brands Foodservice Company, an affiliate of Seller, may continue its current distribution of foodservice products, as such business may hereafter be expanded or modified. Except as otherwise authorized by the terms of this Section 5.7, Seller will not in competition with the Company (i) solicit or deal with any customer of the Company; or (ii) hire away, interfere with or attempt to hire away any employee of the Company. In the event that the provisions of this Section 5.7 should ever be deemed to exceed the time or geographic limitations or any other limitations permitted by applicable laws, then such provisions shall be deemed reformed to the maximum permitted by applicable laws. Seller specifically acknowledges and agrees that (i) the foregoing covenant is an essential element of this Agreement and that, but for the agreement of Seller to comply with such covenant, Buyer would not have entered into this Agreement; (ii) the remedy of law for any breach of the foregoing covenant will be inadequate; and (iii) Buyer, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief in the event the Seller or any affiliate of the Seller violates the provisions of this
Section 5.7.

          5.8 HSR Filing. On or prior to October 28, 1992, Seller shall file with the Federal Trade Commission ("FTC") and the U.S. Department of Justice ("DofJ") the notification to be filed under the HSR Act with respect to the transactions contemplated by this Agreement. Seller shall use its best efforts (a) to respond to any request for additional information made by such agencies, and (b) to resist vigorously any assertion that the actions contemplated by the Agreement constitute a violation of the anti-trust laws of the United States or any State; provided, however, that Seller shall not be obligated to litigate any such assertion and shall be deemed to have complied with the requirements of this Section 5.8 even though it elects not to pursue litigation if it has pursued all other reasonable methods of resistance.

          5.9 Section 338(h)(10) Election. Seller will join with Buyer in making an election under Sections 338(g) and 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code") and any corresponding elections under state and local tax law (collectively a "Section 338(h)(10) Election") with respect to the purchase and sale of the stock of the Company hereunder. A regular exclusion election under Reg. Section 1.338-5T(c)(2) will be made. Seller will pay any federal tax (including, without limitation, income tax) attributable to the making of the Section 338(h)(10) Election. Seller will also pay any state or local tax (including without limitation, income tax) attributable to an election under state or local law similar to the election available under Section 338(g) of the Code (or which results from the making of an election under Section 338(g) of the Code) with respect to the purchase and sale of the stock of the Company hereunder where the state or local jurisdiction (i) does not provide or recognize a Section 338(h)(10) Election or (ii) does not apply its provisions corresponding to
Section 338(h)(10) of the Code to the purchase and sale of the stock of the Company.

          5.10 Allocation of Purchase Price. The parties agree that the Purchase Price and the liabilities of the Company will be allocated to the assets of the Company for all purposes (including tax and financial accounting purposes) in the manner set forth on
Schedule 5.10 attached hereto. Seller agrees to file all tax returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

          5.11 Inter-Company Product Sales.  For a period of five
(5) years from and after the Closing Date Seller agrees to supply to the Company, for its use, those products listed on Schedule 5.11 attached hereto, which products represent all of the products currently sold by Seller (or its affiliates) to the Company.
Seller agrees to sell such products to the Company at prices calculated in the same manner as the prices for such inter-company product sales were calculated prior to the Closing. The price for those products to be co-packed by Seller shall continue to be based primarily on Seller's cost of ingredients plus an amount which represents a portion of Seller's fixed overhead costs. Seller acknowledges that the Company may, but shall not be required to, purchase some or all of such products at its sole option. Seller shall provide Buyer with a draft of a contract manufacturing agreement with respect to those products to be co-packed by Seller which incorporates the terms specified in this Section 5.11 and shall use its best efforts to reach an agreement with Buyer as to the terms thereof on or before the Closing Date and to execute such agreement on the Closing Date, it being understood and agreed that Seller's obligations hereunder are not conditioned upon the prior execution of such agreement.

          5.12 Assumption of Future's Contracts. On the Closing Date and prior to preparation of the Closing Statement of Net Assets, Seller will assume, and shall be entitled to the benefit of, any and all open contracts for the future delivery of green coffee or raw tea to the Company, excepting only those contracts which cover such raw materials which may then be in transit to the Company and where title to such raw materials has passed to the Company. Prior to Closing, Seller will cooperate with Buyer in Buyer's efforts to assure that the supply of raw materials to the Company will not be interrupted immediately after the Closing Date, and upon request, Seller will supply to Buyer from time to time the list of open contracts entered into by or on behalf of the Company, including the date of the contract, the price, the amounts covered by the contract and the scheduled delivery date or dates, and the amount of inventories on hand at, and in transit to, the Company.

          5.13 Assumption of Liability for Claims of Common Carriers. The parties acknowledge that the Company has received and may hereafter receive a number of claims from bankruptcy trustees who represent various common carriers to the effect that such carriers undercharged the Company for shipping product by failing to charge the appropriate ICC tariff fee. Seller agrees to defend the Company against any such claims to the extent the claim relates to services provided prior to the Closing Date and to assume liability for amounts which it is finally determined that the Company owes to any bankrupt common carrier provided such amounts relate to services provided to the Company prior to the Closing Date. If Buyer or the Company shall admit liability for any such claim or take any action which has a material adverse impact on Seller's ability to defend itself against such claims, this covenant shall terminate with respect to the claims so involved.

     6.   Buyer's Covenants and Agreements.  Buyer hereby affords
Seller the following affirmative and negative covenants, thereby agreeing to the following:

          6.1  Nondisclosure of Confidential Information of the
Company. Buyer acknowledges that it remains bound by the terms of the confidentiality agreement heretofore signed by it and attached hereto as Exhibit A.

          6.2  Employee Terminations.

               6.2.1 Severance Benefits. Buyer agrees that if any person employed by the Company on the Closing Date is terminated, other than for cause, Buyer shall be responsible for paying to each such employee as a severance benefit two weeks of compensation if such person had been employed by the Company for more than one year and one week of compensation if such person had been employed by the company for three or more months but not more than one year.

               6.2.2 Warn Notice. Buyer acknowledges that it shall be Buyer's responsibility to provide any notice of layoff or plant closing that might be required pursuant to the Worker Adjustment and Retraining Notification Act of 1988 with respect to any plant closings or terminations from and after the Closing Date.

          6.3 Consent Order. Buyer agrees to be bound by the terms of the Federal Trade Commission's Consent Order attached hereto as Schedule 3.1.

          6.4 Assumption of Leases. Buyer agrees to assume all of Seller's obligations arising from and after the Closing Date (i) under the fleet vehicles leases with respect to those vehicles disclosed on Schedule 6.4 attached hereto, and (ii) under the AS400 computer lease; provided that Buyer is receiving the benefits thereof. If either of the lessors of such vehicles or the AS400 lessor fails to consent to an assignment of such leases, Seller agrees either (i) to continue to provide Buyer with the benefits of such lease in which event Buyer shall continue to pay all of Seller's obligations thereunder or (ii) to terminate such leases and to pay any penalties imposed as a result of such early termination.

          6.5 Disposition of Employee Benefit Plans. Buyer agrees that except as otherwise contemplated by Section 5.4 hereof, from and after midnight on the Closing Date, the Company and each of its salaried employees and hourly employees shall cease participating in the welfare benefit plans maintained by Seller and commence participation in the welfare benefit plans presently maintained by Buyer to the extent, if any, that each such employee qualifies for such participation pursuant to the terms of such plans. Buyer further agrees that Seller's medical and dental insurance plans shall only be responsible for medical and dental expenses incurred before the Closing Date or covered by Section 5.4 hereof.

          6.6 HSR Filing. On or prior to October 28, 1992, Buyer shall file with the FTC and the DofJ the notification required to be filed under the HSR Act with respect to the transactions contemplated by this Agreement accompanied by the appropriate filing fee. Buyer shall use its best efforts (a) to respond to any request for additional information made by such agencies, and (b) to resist vigorously any assertion that the actions contemplated by this Agreement constitute a violation of the anti-trust laws of the United States or any State; provided, however, that Buyer shall not be obligated to litigate any such assertion and shall be deemed to have complied with the requirements of this Section 6.6 even though it elects not to pursue litigation if it has pursued all other reasonable methods of resistance.

          6.7 Allocation of Purchase Price. The parties agree that the Purchase Price and the liabilities of the Company will be allocated to the assets of the Company for all purposes (including tax and financial accounting purposes) in the manner set forth on
Schedule 5.10 attached hereto. Buyer agrees to file and to cause the Company to file, all tax returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

          6.8 Access to Records. Buyer agrees to allow representatives of Seller, during a reasonable time following the Closing, access to the original books and records being transferred to Buyer for the purpose of defending any claim or cause of action which may be alleged or filed against Seller relative to the Company. Buyer further agrees that it will cooperate with Seller in such matters to the extent requested by Seller, at the cost of Seller, including compensation for time spent by personnel of Buyer and the reimbursement of Buyer's out-of-pocket costs. Buyer also agrees to notify Seller prior to the destruction of records relating to periods prior to the Closing.

          6.9 Inter-Company Product Sales. Buyer shall use its best efforts to reach an agreement with Seller as to the terms of the contract manufacturing agreement referred to in Section 5.11 hereof on or before the Closing Date and to execute such agreement on the Closing Date.

     7. Termination of Agreement. From and after December 30, 1992 either party who is not otherwise in default under this Agreement may terminate this Agreement by giving a written notice of termination to the other party. In addition, at any time the parties may mutually agree to an early termination. No party by its own actions may intentionally delay the Closing beyond December 30 in order to have a right of termination. Any intentional delay by a party shall result in an extension of the December 30 date insofar as that party (but not the other party) is concerned. A termination shall be effective on the date that a termination notice is properly given, a party exercises a right to terminate at Closing because of the failure of a material condition (if the Closing is on or after December 30, 1992) or the effective termination date under a mutual agreement (the "Termination Date"). From and after the Termination Date this Agreement shall become void and shall have no further force or effect whatsoever, except that the provisions of this Section 7 and of Section 6.1 shall survive the termination and shall continue in full force and effect. If this Agreement is terminated by other than mutual agreement, and the non-terminating party is not in material breach of its obligations contained in this Agreement, then the terminating party shall pay to the non-terminating party, an amount equal to all reasonable expenses actually incurred by the non-terminating party in connection with this transaction.

     8.   Conditions Precedent to Closing.

          8.1  Conditions Precedent to Obligations of Buyer.  The
Closing shall not take place unless all of the following conditions are either waived by Buyer or fulfilled.

               8.1.1     Correctness of Representations and
Warranties. The representations and warranties of Seller contained in this Agreement or any other document delivered to Buyer at the Closing in connection with this Agreement shall be true on and as of the Closing Date, as if made on and as of the Closing Date.

               8.1.2     Performance of Covenants and Agreements.
Seller shall have performed and complied with all covenants, obligations and agreements to be performed or complied with by it on or before the Closing Date pursuant to this Agreement.

               8.1.3 Opinion of Seller's Counsel. Buyer shall have received an opinion from Seller's General Counsel dated the Closing Date substantially in the form of Exhibit B attached hereto. In rendering such opinion such counsel may rely on governmental advice, factual certificates, opinions of local counsel and such other matters as such counsel may deem reasonably appropriate and as are acceptable to Buyer's counsel. Such opinion may also contain such assumptions and qualifications as such counsel deems appropriate and as are acceptable to Buyer's counsel.

               8.1.4 Good Title to Shares. Seller shall have transferred all the Shares to Buyer, free and clear of all liens, encumbrances or restrictions. No claim shall have been filed, made or threatened by any person or entity asserting that he or she is entitled to any part of the Purchase Price paid for the Shares.

               8.1.5     No Prohibition of Transaction.  No
proceeding or regulation or legislation shall have been instituted, threatened or proposed before, nor any order issued by, any governmental body to enjoin, restrain or prohibit or obtain substantial damages (a) in respect of, or which is related to, or arises out of, this Agreement or the consummation of these transactions, or (b) which, in the reasonable judgment of Buyer, could have a materially adverse effect on the assets, liabilities, business prospects, results of operations or financial condition of the Company.

               8.1.6 Compliance with Law. Seller and Company shall have obtained any and all permits, approvals and consents of any governmental body which counsel for Buyer may reasonably deem necessary or appropriate so that consummation of these transactions will be in compliance with applicable requirements, including without limitation those specifically set forth on Schedule 8.1.6 attached hereto.

               8.1.7 FIRPTA Affidavit. Buyer shall have received from Seller an affidavit declaring that it is not a foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Internal Revenue Code and Income Tax Regulations.

               8.1.8 Consents. On or prior to the Closing Date, Seller shall furnish Buyer with evidence of such consents as are listed on Schedule 3.15 attached hereto; provided, however, that although Seller shall use its best efforts to obtain the consent of the lessors of the vehicles referred to on Schedule 6.4 attached hereto and of the lessor of the AS400 computer equipment, the parties hereto agree that Seller shall have no liability if it is unable to secure such consent and that Buyer will assume the obligations established by Section 6.4 hereof.

               8.1.9 Sale of Marks. Buyer and Societe des Produits Nestle S.A. ("SPN"), the owner of the Marks, shall have entered into a purchase and sale agreement substantially in the form of Exhibit C attached hereto, pursuant to which SPN shall sell and Buyer shall purchase the Marks and such purchase and sale shall have been completed simultaneously with the Closing.

               8.1.10 Tax Indemnity Agreement. Buyer, Seller, the Company and Nestle Holdings, Inc. shall have entered into a Tax Indemnity Agreement substantially in the form of Exhibit D attached hereto.

               8.1.11 HSR Filing Period. The applicable waiting period under the HSR Act shall have expired.

               8.1.12    Financial Information.  Seller has
delivered to Buyer the audited financial statements referred to in
Section 5.5.

          8.2 Conditions Precedent to Obligations of Seller. The Closing shall not take place unless all of the following conditions are either waived by Seller or fulfilled:

               8.2.1     Correctness of Representations and
Warranties. The representations and warranties of Buyer contained in this Agreement or any other document delivered by Buyer to Seller at the Closing in connection with this Agreement shall be true on and as of the Closing Date, as if made on and as of the Closing Date.

               8.2.2     Performance of Covenants and Agreements.
Buyer shall have performed and complied with all covenants, obligations and agreements to be performed or complied with by it on or before the Closing Date pursuant to this Agreement.

               8.2.3 Opinion of Buyer's Counsel. Seller shall have received from Dreyer and Traub, counsel for Buyer, an opinion dated the Closing Date, substantially in the form of Exhibit E attached hereto. In rendering such opinion such counsel may rely on governmental advice, factual certificates, opinions of local counsel and such other matters as such counsel may deem reasonably appropriate and as are acceptable to Seller's counsel. Such opinion may also contain such assumptions and qualifications as such counsel deems appropriate and as are acceptable to Seller's counsel.

               8.2.4 Compliance with Law. Buyer shall have obtained any and all permits, approvals and consents of any governmental body which counsel for Seller may reasonably deem necessary or appropriate so that consummation of these transactions will be in compliance with applicable requirements, including without limitation those specifically set forth in Schedule 8.2.4.

               8.2.5     No Litigation.  No suit, action,
arbitration or legal administrative or other proceeding or governmental investigation shall be pending or threatened against the Company or Seller in relation to or affecting consummation of the transactions contemplated herein.

               8.2.6     Tax Indemnity Agreement.  Buyer, Seller
the Company and Nestle Holdings, Inc. shall have entered into a Tax Indemnity Agreement substantially in the form of Exhibit D attached hereto.

               8.2.7 HSR Filing Period. The applicable waiting period under the HSR Act shall have expired.

               8.2.8 Sale of Marks. Buyer and SPN shall have entered into a purchase and sale agreement substantially in the form of Exhibit C attached hereto, pursuant to which SPN shall sell and Buyer shall purchase the Marks and such purchase and sale shall have been completed simultaneously with the Closing.

     9.   Mutual Covenants.

          9.1 Public Statements. Except as may be required by law, from the date of this Agreement until the Closing Date, the parties hereto will not make, issue or release any oral or written public announcement or statement concerning, or acknowledgment of the existence of, or reveal the terms, conditions and status of the transaction contemplated by this Agreement, without first making a good-faith attempt to obtain the prior approval of, or concurrence in, the contents of such announcement, acknowledgement or statement by the other parties, which approval or concurrence will not be unreasonably withheld or delayed.

     9.2 Assumption of Certain Potential Environmental Liabilities of the Company by Seller and Buyer. The parties agree that this
Section 9.2 is intended merely to provide an allocation of potential exposure as between the parties hereto, and nothing in this Section 9.2 shall constitute an admission of any liability, responsibility, wrongful or negligent conduct or bad faith by the Company or by any of the parties hereto.

          9.2.1 Seller's Assumption. Upon the terms and subject to all of the conditions contained in this Agreement, and for the consideration Seller has received from Buyer under this Agreement on the date hereof, Seller agrees that Seller shall assume and shall indemnify Buyer and the Company from and against any and all Indemnified Losses (as defined in Section 10.1) up to the Maximum Environmental Liability Amount (as defined in Section 10.4) relating to:

          (i)  the matters set forth as Items 4 and 5 on Schedule
          3.16

          (ii) On-site Environmental Liability (as hereinafter defined) existing on the Closing Date and/or arising from activities of the Company occurring prior to the Closing Date, and

          (iii) Off-site Environmental LiabilitY (as hereinafter defined) existing on the Closing Date and/or arising from activities of the Company occurring prior to the Closing Date.

          Seller's obligation under this Subsection 9.2.1 shall be to pay Indemnified Losses with respect to remediation or investigation of the matters described in clauses (i), (ii) and
(iii) of the preceding sentence. Remediation and investigation costs shall be deemed to include applicable fines and penalties and damages to third parties arising from On-site Environmental Liability and Off-site Environmental Liability. In undertaking to fulfill any obligation to remediate or investigate any On-site Environmental Liability or Off-site Environmental Liability, Seller either shall employ qualified third party providers to perform the work on a timely basis in a workmanlike manner in accordance with all laws, and in a manner which shall not unreasonably interfere with the operations of the Company, or shall pay to unrelated third parties the Company's share of costs incurred by them to complete the required remediation or investigation. Seller shall not in any event be responsible for or pay consequential, punitive or other costs or damages incurred by the Company or Buyer over and above the actual costs necessary to effect Seller's obligations under clauses (i), (ii) or (iii) of the first sentence of this Subsection, except for consequential damages of the Company or Buyer arising as a direct result of a Governmental Shutdown (as hereinafter defined). The term "On-site Environmental Liability" shall mean liabilities with respect to the remediation and investigation of Hazardous Substances (as hereinafter defined) deposited, stored or buried under any of the Real Property described on Schedule 3.18A or the leased property described on
Schedule 3.18B or any other property owned or occupied by the Company at any time prior to the Closing Date pursuant to (i) any valid governmental request, claim, directive or order based upon any requirement of law existing on the date of this Agreement, whether issued before or after the date of this Agreement, or (ii) any liability (whether incurred before or after the date of this Agreement) to any other person or entity arising from any requirement of law existing on the date of this Agreement. The term "Off-site Environmental Liability" shall mean amounts incurred to pay the Company's share of any costs which arise as a result of
(i) any valid governmental request, claim, directive or order based upon any requirement of law existing on the date of this Agreement, whether issued before or after the date of this Agreement, or (ii) any liability (whether incurred before or after the date of this Agreement) to any other person or entity arising from any requirement of law existing on the Date of this Agreement which requires the Company to pay or share in the costs associated with the clean-up of Hazardous Substances (as hereinafter defined) which were removed from the Company's premises and which were disposed of by or on behalf of the Company or by a contractor employed by the Company. If any On-site Environmental Liability or Off-site Environmental Liability relates to activities conducted both before and after the Closing Date, Seller shall be responsible only for the proportionate share of the Indemnified Losses relating to activities occurring prior to the Closing Date. The term "Governmental Shutdown" means the closure of a Company plant or other significant facility for a period of three or more months as a consequence of a court or administrative order issued on the basis of a violation of an environmental law existing on the date of this Agreement. The term "Hazardous Substances" shall mean flammable explosives, radioactive materials, hazardous, toxic or dangerous wastes, petroleum or waste oil products, asbestos and urea formaldehyde.

          9.2.2 Buyer's Obligation to Cooperate. Buyer on behalf of itself and the Company hereby agrees (i) to cooperate fully and in good faith and to do any and all such things as Seller, its agents, employees and technical professionals may reasonably request as being necessary or desirable to effect the obligation to be undertaken by Seller pursuant to Subsection 9.2.1, and (ii) to provide Seller assistance in undertaking to reduce the Company's exposure with respect to any environmental liabilities which may be covered by Subsection 9.2.1 or to prove that the Company is not obligated or has only a limited obligation with respect to any such exposure. Without limiting the foregoing, Buyer shall cause the Company and its employees to cooperate fully with the Seller and to afford the Seller, its agents, employees and technical professionals access to relevant records relating to matters which may be Seller's responsibility under Subsection
9.2.1. Nothing in this Section 9.2.2 shall be deemed to require that Buyer or the Company incur any third party expenses; provided, however that neither Buyer nor the Company shall be entitled to reimbursement for any costs or expenses incurred by them or by their agents or employees or by any technical professionals they elect to employ in connection with their obligations under this Subsection 9.2.2. If Seller believes that Buyer and/or Company have failed to co-operate in the manner required by this Section 9.2.2, Seller shall give Buyer written notice specifying the basis for such non-cooperation and Buyer shall have thirty (30) days within which to remedy such failure to cooperate. At the end of such thirty (30) day period, if Buyer is materially in violation of its obligations under the provisions of this Section 9.2.2, Seller's obligations under this Subsection 9.2.2 shall terminate with respect to the particular environmental liability with respect to which the non-cooperation notice was given ("Non-Cooperation Liability"), and from and after such termination all Indemnified Losses incurred in connection with such Non-Cooperation Liability shall be the sole obligation and responsibility of the Buyer and the Company.

          9.2.3 Notice of Remediation. If Buyer believes that Seller is obligated to remedy an On-Site Environmental Liability or an Off-site Liability under clause (ii) or clause (iii) of the first sentence of Subsection 9.2.1, Buyer shall give Seller prompt written notice specifying in reasonable detail the nature of the On-site Environmental Liability or the Off-site Environmental Liability, as the case may be (an "Environmental Notice"). If Seller is required to remedy the alleged On-site Environmental Liability or the alleged Off-site Environmental Liability described in an Environmental Notice the parties shall meet to establish a reasonable plan of remediation. If either Seller does not believe it is required to remedy the alleged On-site Environmental Liability or alleged Off-site Environmental Liability described in an Environmental Notice or the parties are unable to agree upon a plan of remediation, either party may request arbitration under
Section 11 to resolve the matter.

          9.2.4 Expiration. All of the Seller's obligations under this Section 9.2 shall lapse and shall be of no further force or effect whatsoever from and after the earliest of (i) the date when the Company has made the payments or has otherwise incurred costs under this Section 9.2 in an aggregate amount which equals or exceeds the Maximum Environmental Liability Amount, (ii) the date when the Company is no longer an affiliate of the Buyer (provided, however, that Seller's obligations hereunder shall not expire if the Company is merged into Buyer). In addition, Seller's obligations under this Section 9.2.1 shall terminate in their entirety and shall be of no further force and effect with respect to any On-site Environmental Liability unless an Environmental Notice with respect thereto has been given to the Seller on or before the fifth (5th) anniversary of the Closing Date and Seller's obligations under this Section 9.2.1 shall terminate in their entirety and shall be of no further force or effect with respect to any Off-site Environmental Liability unless an Environmental Notice with respect thereto has been given to the Seller on or before the tenth (10th) anniversary of the Closing Date.

     9.3 Other Actions. Each party hereto agrees to execute and to deliver such instruments, in form and substance mutually agreeable to the other party hereto, as such other party may reasonably require in order to carry out the terms of this Agreement or the transactions contemplated by this Agreement.

          9.4 Best Efforts. Each party hereto will use those efforts that a prudent person desirous of achieving a result would use under similar circumstances to ensure that such result is achieved as expeditiously as possible in order to cause all conditions to the consummation of the transactions contemplated hereby to be satisfied, and shall not take any action that would cause any of its representations and warranties in this Agreement not to be true and correct as of the Closing Date.

     10.  Indemnifications.

          10.1  Seller's Promise to Indemnify.  Subject to Section
10.4 hereof, Seller agrees to indemnify, defend and hold harmless Buyer and the Company against any and all losses, claims, liabilities, damages, actions, penalties, fines, costs and expenses, including attorneys' fees and costs (the "Indemnified Losses"), arising from, in connection with or with respect to the following items: (i) any misrepresentation, breach or inaccuracy of any representation or warranty set forth in Section 3 hereof (except Section 3.17.8), or (ii) any nonfulfillment of or failure to comply with any agreement, condition or covenant on the part of Seller under this Agreement (except Sections 5.4, 5.7, 5.10, 5.11 and 9.2) or in any agreement or document delivered pursuant hereto or in connection herewith or with the Closing of the transactions contemplated hereby, (iii) any claim against Buyer or the Company for liability based upon those items which Seller has assumed liability for pursuant to Sections 3.17.8, 5.4, 5.7, 5.10, 5.11 and
9.2 hereof and the Tax Indemnity Agreement, or (iv) any claim for bodily injury or property damage against Buyer or the Company relating to any product sold or distributed by the Company prior to the Closing Date; provided, however, that as a condition precedent to any indemnification pursuant to clause (i) or (ii) hereof, the Indemnitor (as hereinafter defined) shall have received written notice of a claim from the Indemnified Party (as hereinafter defined) pursuant to Section 10.3 within sixty (60) days of the expiration of an eighteen month period following the Closing Date, and provided further that as a condition precedent to any indemnification pursuant to clause (iv) hereof, the Indemnitor shall have received written notice of a claim from the Indemnified Party (as hereinafter defined) within sixty (60) days of the fifth anniversary of the Closing Date.

          10.2 Buyer's Promise to Indemnify. Buyer agrees to indemnify, defend and hold harmless Seller against any and all Indemnified Losses, arising from, in connection with or with respect to the following items: (i) any misrepresentation, breach or inaccuracy of any representation or warranty set forth in
Section 4 hereof, or (ii) any nonfulfillment of or failure to comply with any agreement, condition or covenant on the part of Buyer under this Agreement or in any agreement or document delivered pursuant hereto or in connection herewith or with the Closing of the transactions contemplated hereby, or (iii) any claim against Seller for liability based upon those items which Seller has not assumed liability for pursuant to Section 9.2 hereof, or
(iv) any loss, cost, claim, liability or expense arising out of the operation or ownership of the Company's business from and after the Closing Date, including, but not limited to, any claim for (a) wrongful discharge or (b) breach of any employment contract or union agreement listed on any schedule attached hereto which arises from any termination which occurs on or after the Closing Date or any claim of failure to provide severance benefits or notice of layoffs or plant closings as required by Section 6.2 hereof; provided, however, that as a condition precedent to any indemnification pursuant to clause (i) or (ii) of this Section 10.2, the Indemnitor (as hereinafter defined) shall have received written notice of a claim from the Indemnified Party (as hereinafter defined) pursuant to Section 10.3 within sixty (60) days of the expiration of an eighteen month period following the Closing Date; provided, further, that the indemnification obligation set forth in clauses (iii) and (iv) of this Section 10.2 shall survive in perpetuity.

          10.3 Procedure for Indemnification. If there is asserted any claim, liability or obligation that in the judgment of a party indemnified above (the "Indemnified Party") may give rise to any Indemnified Losses, or if the Indemnified Party determines the existence of the foregoing whether or not the same shall have been asserted, such Indemnified Party shall give the party from whom indemnity is sought (the "Indemnitor") notice within thirty
(30) business days of the assertion of any claim, liability or obligation, or within fifteen (15) business days of receipt of notice of the filing of any lawsuit based upon such assertion, or, with respect to a claim not yet asserted against the Indemnified Party, within fifteen (15) days after the determination by an executive officer of the Indemnified Party of the same, and shall give Indemnitor a reasonable opportunity of assuming the defense of such claim, liability or obligation, using counsel acceptable to the Indemnified Party; provided, however, that the Indemnified Party shall have the right to participate in such defense, except that if the Indemnified Party retains separate counsel, other than in the event of a conflict of interest requiring the retention of separate counsel, the Indemnified Party shall assume the expense of the separate counsel. Failure by the Indemnified Party to give timely notice pursuant to this Section 10.3 shall not relieve the Indemnitor of its obligations, except to the extent that the Indemnitor is actually prejudiced by such failure to give timely notice. No settlement or adjustment shall be made without the Indemnified Party's prior written consent, which consent will not be unreasonably withheld. If Indemnitor fails to contest in good faith any such claim, liability or obligation, the Indemnified Party shall have the right to defend, settle or pay the same and pursue its remedies against Indemnitor hereunder. The Indemnified Party shall cooperate with Indemnitor in any such defense which Indemnitor elects to assume in the event Indemnitor makes such request to the Indemnified party and such request is reasonable, provided Indemnitor will hold the Indemnified Party harmless from all its out-of-pocket expenses, including attorneys' fees, incurred in connection with the Indemnified Party's cooperation. If there is a disagreement among the parties as to whether any claim, liability or obligation may give rise to any Indemnified Loss, then the Indemnified Party shall have the right to defend, settle or pay the same, or to pursue its remedies against Indemnitor hereunder; provided, however, Indemnitor shall have the right to participate in such defense and no settlement or adjustment shall be made without Indemnitor's prior written consent, which consent shall not be unreasonably withheld.

          10.4 Limitations on Seller's Liability. Except for Indemnified Losses incurred as a consequence of Seller's breach of a representation or warranty contained in any one or more of Sections 3.13 or 3.17.8 or Seller's covenants and agreements contained in Sections 5.2.8, 5.4, 5.7, 5.9, 5.10, 5.11, 9.2 or the
Tax Indemnity Agreement (the "Fully Indemnified Provisions"), which Indemnified Losses Seller shall pay or reimburse without regard to a minimum amount, until such time as it is determined that Indemnified Losses which would be Seller's responsibility under this Section 10 arising as a consequence of any other provisions other than the Fully Indemnified Provisions of this Agreement, calculated by excluding amounts paid under the Fully Indemnified Provisions, exceed $750,000, Seller shall have no responsibility under this Section 10. However, once the $750,000 amount has been exceeded, Seller's responsibility shall extend to the full indemnified amount, including the items which were encompassed in the first $750,000. Notwithstanding any other provision of this Agreement or any provision of law, Seller's maximum liability for indemnification, breach of contract, or under any other theory of law, under this Agreement or in any other way related to the transactions contemplated by this Agreement shall not exceed $26,000,000 (the "Maximum Liability Amount"). The maximum amount for which Seller will have responsibility under this Section 10 will equal the Maximum Liability Amount. The maximum amount for which Seller will have responsibility under Section 9.2 (the "Maximum Environmental Liability Amount") will equal the Maximum Liability Amount, less any amounts incurred or payable by Seller under this Section 10.4 and less any other amounts which may be credited against the Maximum Liability Amount as provided in this
Section 10.4.

          10.5 No Double Benefit. No amount which results in a downward adjustment under Section 2.3.2 or caused Nine Month Operating Profit to be reduced below $6,688,000 under Section
12.4.3 shall be counted as an Indemnified Loss under this Section
10.

     11.  Arbitration.

          11.1 Binding Arbitration of All Disputes. Any and all disputes or claims between the parties hereto arising out of or relating to the validity, interpretation, enforceability, or performance of this Agreement, including, without limitation, this arbitration clause, shall be solely and finally settled by binding arbitration in New York, New York and, except as otherwise provided in this Section 11, in accordance with the then prevailing commercial arbitration rules (the "Rules"), but not under the auspices, of the American Arbitration Association, provided that in any case where the rules of the American Arbitration Association or its successor do not exist or in the opinion of the arbitrators cannot be equitably applied, the arbitration shall proceed in accordance with the laws relating to arbitration then in effect in the State of New York. The parties hereto expressly agree that binding arbitration is intended by the parties to be the sole procedure available to either party for the resolution of any and all disputes or claims between the parties, and each party hereby waives the right to pursue any other procedure, including, without limitation, litigation, mediation, or any other form of dispute resolution other than that procedure described in this Section 11. Each party irrevocably waives any and all rights to trial by judge or jury relating to any such disputes or claims.

          11.2 Demand and Designation of Arbitrator. By written notice to the other party (the "Demand Notice"), either party may demand that a disputed matter be submitted to arbitration. In the Demand Notice, the party shall specify the nature of the dispute and shall list not less than three persons who the party believes to possess the Required Qualifications (as hereinafter defined) to serve as an arbitrator. Within twenty (20) days of the notice, both parties shall agree upon the selection of an arbitrator, who may or may not have appeared in the list in the Demand Notice but who has the Required Qualifications. If at the end of the twenty
(20) day period the parties have been unable to agree upon a single arbitrator, then (i) within (30) days of the Demand Notice, each party shall nominate an arbitrator who has the Required Qualifications, (ii) if at the end of the thirty (30) day period one of the parties has failed to nominate an arbitrator, the party who has made a nomination shall have an additional five (5) days to designate on behalf of the party who failed to make a nomination an additional arbitrator who has the Required Qualifications on behalf of the party who failed to make a nomination, and (iii) within the later of ninety (90) days following the Demand Notice or forty-five
(45) days following their appointment, the two arbitrators shall select a third arbitrator who also possesses the qualifications specified below. If the two arbitrators are not able to agree on a third arbitrator, one shall be appointed by the American Arbitration Association. The parties agree that the "Required Qualifications" for any arbitrator shall include the following characteristics: (i) each arbitrator must be reasonably knowledgeable (through employment, education, general business or professional experience, or otherwise) about the food and beverage business being conducted by the Company; (ii) each arbitrator must be reasonably familiar with acquisitions of businesses of similar nature; (iii) each arbitrator must be reasonably proficient at analyzing financial information; and (iv) each arbitrator shall have no current or prior record of employment on a full or part time basis or as a consultant with any party or affiliate of a party. Any objections to the qualifications of the arbitrators not resolved by mutual agreement shall also be a proper subject of arbitration.

          11.3 Discovery Procedures and Evidence. The arbitrator(s) shall permit discovery, and upon application to the arbitrator the parties may conduct discovery reasonably necessary for full understanding of any legitimate issue raised in the arbitration in accordance with the discovery rules of the Federal Rules of Civil Procedure (the "FRCP") then in effect. However, the arbitrators shall not be bound to follow formal rules of evidence and may impose time limits during which discovery procedures may be pursued.

          11.4 Decision and Enforcement. The arbitrator(s) shall decide the dispute or claim in accordance with the Rules applying the substantive law of the State of New York; provided, however, the arbitrators shall not be empowered to award punitive damages, and their powers shall be further limited solely to the provision of compensatory damages (except as specifically authorized by Section 9.2) to the extent the arbitrator is, or the arbitrators are, satisfied, as the case may be, that the claiming party has adequately demonstrated actual direct damages. Compensatory damages may include all costs of arbitration, including reasonable attorney's fees and costs incurred in connection with the arbitration or enforcement or collection of the arbitration award. Judgment upon the arbitration award may be entered in or enforced by any court having jurisdiction over the parties or their assets. No party shall take any dispute or claim subject to arbitration hereunder to any court until an arbitration decision has been made.

          11.5 Fees of Arbitrators. If one arbitrator has been selected by both the parties, each party shall pay 50% of the costs and expenses of the arbitration. If three arbitrators have been selected, each party shall bear the full cost of the arbitrator that the party originally selected (or which was selected by the other party on that party's behalf), and shall pay 50% of the cost of the third arbitrator and 50% of the other costs of arbitration. All such fees and costs shall be paid promptly as incurred, but nothing in this paragraph shall preclude the arbitrators from awarding such fees and costs as a part of compensatory damages as provided in Section 11.4 in which case a prevailing party may become entitled to partial or complete reimbursement of fees and costs previously advanced.

          11.6 Service of Process. The parties agree that service of process and any notices required under this Section 11 or in connection with any arbitration conducted under this Section 11 may be given in the manner provided for the giving of notices under this Agreement as provided in Section 12.3.

          11.7 Conflict in Governing Standards. In the event of any conflict between the provisions of (i) this Section 11, (ii) the Rules, or (iii) the FRCP, the provisions of this Section 11 shall prevail. Only the discovery provisions of the FRCP are referred to herein, but in the event such provisions are not inconsistent with the provisions of this Section 11 but are inconsistent with the Rules, the provisions of the FRCP shall prevail. The arbitrator or arbitrators, as the case may be, shall have the sole and exclusive right to interpret the provisions of this Section 11.

     12.  General Provisions.

          12.1 Schedules. The disclosures in the Schedules hereto are to be taken as relating to the representations and warranties as a whole without regard to reference to a specific section of the Agreement.

          12.2 Further Assurances. Each party hereto will, from time to time after the Closing, execute and deliver, and use their best efforts to cause other persons to execute and deliver, any such further documents and instruments, and will do or use their best efforts to cause to be done such other acts, as any party may reasonably request more completely to consummate and make effective the contemplated transactions.

          12.3 Notices. Notices and other communications provided for herein shall be in writing, shall be sent via overnight courier, shall be deemed to have been given when received and shall be sent to the following addresses, or such other addresses as may be hereafter specified in a notice given in accordance with the terms of this Section 12.3, and, in any event, a copy of all such notices and communications shall be sent via telecopier to the fax number set forth below:




               Seller:        Nestle Beverage Company
                              345 Spear Street
                              San Francisco, CA  94105
                              Attn:  Legal Department
                              Fax: (415)  546-1412


              Buyer:          Chock Full O'Nuts Corporation
                              370 Lexington Avenue
                              New York, New York 10017
                              Attn:  Mr. Joseph Breslin,
                                     Chairman of the Board
                              Fax: (212) 679-9737

          With a Copy to:     Dreyer and Traub
                              101 Park Avenue
                              New York, New York  10178
                              Attn:  George Lander, Esq.
                              Fax:  (212) 984-6262

          12.4 Assignment. This Agreement shall not be assignable by any party without the prior written consent of the other party. Nothing contained in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their successors in interest and permitted assignees, any rights or remedies under or by reason of this Agreement unless expressly so stated to the contrary.

          12.5 Time is of the Essence. Time is of the essence in respect to all provisions of this Agreement in which a definite time for performance is specified, provided, however, that the foregoing shall not be construed to limit or deprive a party of the benefit of any grace or use period provided for in this Agreement.

          12.6 Entire Agreement. This Agreement and the schedules, exhibits and certificates specifically referred to herein or required to be delivered pursuant to the terms hereof represent the entire agreement of the parties hereto with respect to the subject matter hereof, superseding all prior agreements, understandings, discussions, negotiations and commitments of any kind. This Agreement may not be amended or supplemented, nor may any rights hereunder be waived, except in a writing signed by each of the parties affected thereby.

          12.7 Expenses. Except as set forth below or as otherwise specified herein, each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect. In addition, Seller shall be responsible for payment of the fees charged by Lazard Freres & Company in connection with this transaction.

          12.8 Section Headings. The section headings in this Agreement are included for convenience only, are not a part of this Agreement and shall not be used in construing it.

          12.9 Severability. In the event that any provision or any part of any provision of this Agreement is held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect the validity or enforceability of any other provision or part hereof.

          12.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          12.11 Governing Law. The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of New
York.

          12.12 Survival of Representations and Covenants. The respective representations and warranties and covenants of each party to this Agreement shall: (a) not be deemed waived or otherwise affected by any investigation made by or on behalf of the other party, and (b) survive the Closing and the consummation of the transactions contemplated hereby for eighteen (18) months following the Closing, at which time they shall be of no further force or effect, unless otherwise specified herein.

          12.13 Definition of Knowledge.  For purposes of Section
3 of this Agreement, all representations which are made as to the "knowledge of Seller" shall be deemed to have been made based upon the knowledge of either Tom Donnell, the President of the Company, or John Masters, the Vice President of Seller in charge of Seller's coffee division.

          12.14     Special Adjustment with Respect to September
1992 Statements.

          12.14.1 Operating Profit. The term "Operating Profit" shall mean Gross Sales by the Company less only (i) discounts and allowances, (ii) cost of goods (manufactured and purchased), including variable distribution costs and factory fixed overheads,
(iii) depreciation on factory plant and equipment, vehicles, buildings and fixtures and restaurant equipment, (iv) fixed distribution and selling expenses, and (v) general and administrative expenses. Intercompany charges, including royalties and operational interest, have not been deducted from operating profit in order to reflect the Company's stand alone results. Any calculation of Operating Profit shall be computed in accordance with GAAP, except as modified by the provisions of Schedule 3.7.1B, in a manner which is consistent with the Opening Statement and with historical financial information previously supplied by Seller to Buyer. This calculation shall include adjustments which are required or permitted by GAAP which management has normally made at year end and which management believes are necessary to conform the results to the requirements of GAAP. The parties hereto agree that notwithstanding the preceding provisions of this Section, Operating Profit will not be reduced for any amount relating to annual bonuses paid or to be paid with respect to the 1992 year and no amount shall be accrued or expensed with respect to such bonuses.

          12.14.2 Preparation. Seller shall prepare and deliver to Buyer at least two days prior to the Closing Date an Operating Profit statement for the nine months ended September 30, 1992 (the "Nine Month Operating Statement"). Buyer and its representatives shall be entitled to review the work papers, schedules and memoranda and other documents used in the preparation by Seller of the Nine Month Operating Statement.

          12.14.3 Price Adjustment. If the Operating Profit shown on the Nine Month Operating Statement (the "Nine Month Operating Profit") is less than $6,688,000, then the Purchase Price shall be reduced by an amount equal to the difference between $6,688,000 and the greater of the (i) the Nine Month Operating Profit and (ii) $6,200,000. If the Nine Month Operating Profit is less than $6,200,000, then the Purchase Price shall be further reduced by the amount determined by multiplying (A) the difference between $6,200,000 and the greater of (x) the Nine Month Operating Profit and (y) $5,600,000 by (B) five. If the Nine Month Operating Profit is less than the $5,600,000, then there shall be no further reduction in the Purchase Price, but until the earlier of the tenth day following Buyer's receipt of the Nine Month Operating Statement or the Closing Date Buyer shall have the option exercisable by written notice to Seller to terminate this Agreement. If a termination occurs pursuant to the provisions of the preceding sentence, neither party shall have any further obligation under this Agreement of any kind and each shall bear any and all costs or expenses incurred by it. If Buyer fails to exercise its right to terminate in accordance with the preceding provisions of this
Section 12.14 on a timely basis, such right shall terminate and shall be of no further force or effect.

          12.14.4 Disputes. If Buyer shall in good faith disagree with the calculation of the Nine Month Operating Profit and the parties are unable to resolve the issues within three business days following the Seller's receipt of a written notice of objection setting forth in reasonable detail the nature of Buyer's disagreement, then the matter shall be resolved by a nationally recognized firm of independent public accountants agreed upon by Buyer and Seller. The determination made by such firm shall be conclusive, binding on, and non-appealable by, the parties hereto. The fees and disbursements of such firm of independent public accountants shall be divided and borne equally by Seller and Buyer.

     12.15 Definition of Affiliate. For purposes of this Agreement, the term "affiliate" when used in connection with a company (e.g., Seller) shall mean a company (i) which is owned by such company, either directly or indirectly, (ii) which owns such company, either directly or indirectly, or (iii) which is under common control with such company. For purposes of this definition, a company shall be deemed to be in a position of ownership or control of a company if it holds at least 51% of the outstanding stock of such company.
     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above mentioned.


BUYER:                                  SELLER:

CHOCK FULL O'NUTS CORPORATION           NESTLe BEVERAGE COMPANY,
a New York corporation                  a Delaware corporation


By:                                     By:

Title:                                  Title: